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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported): AUGUST 29, 2001


                        CORRECTIONAL SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)



           DELAWARE                       0-23038                11-3182580
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                 1819 MAIN STREET
                    SUITE 1000
                 SARASOTA, FLORIDA                                   34326
     (Address of principal executive offices)                     (Zip Code)


       Registrant's telephone number, including area code: (941) 953-9199


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)




                             Exhibit Index on Page 4


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ITEM 5.       REPORT OF OTHER EVENTS

Correctional Services Corporation has sold the 479 bed Dickens County Correctional Facility in Dickens, Texas. The Company realized net proceeds from the sale of approximately $10,650,000, which have been used to reduce the Company's obligations under its operating lease credit facility.

Simultaneous with the sale of the facility, the Company entered into a new 15-year operations and management agreement with Dickens County. The Company has been operating the facility since it was acquired in 1998 under its operating lease credit arrangement. The facility houses inmates from the Texas Department of Criminal Justice.

The facility was sold to the Dickens County Public Facility Corporation, a non-profit public corporation and instrumentality of Dickens County, which financed the purchase through the issuance of tax-exempt lease revenue bonds. Correctional Services Corporation does not have any obligation relating to the payments under the bonds or lease obligations associated therewith. Obligations under the lease revenue bonds are solely payable from the revenues generated from the facility, and are not guaranteed by the Company or the County.

The Company's total cost for the facility included; (i) a purchase price of $9,250,000, (ii) the purchase of fixed assets and equipment, (iii) expenditures for ongoing building improvements and (iv) certain costs associated with the operating lease credit facility. The Company expects to record a loss on sale of asset of approximately $500,000 in the third quarter of 2001.

ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

              99.1  Press Release of the Company dated August 29, 2001








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                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 20, 2001


                          CORRECTIONAL SERVICES CORPORATION

                          By:  /s/ Bernard A. Wagner
                               -------------------------------------------------
                               Bernard A. Wagner
                               Chief Financial Officer and Senior Vice-President









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                                  EXHIBIT INDEX

99.1              Press Release of the Company dated August 29, 2001








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